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                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

     Average basic common shares outstanding and average common shares outstanding assuming dilution for the years ended March 31, 2000, 1999 and 1998 are computed as follows:

                                          2000          1999          1998
                                       ----------    ----------    ----------

Average common shares - basic           5,567,844     5,714,113     5,690,680
Effect of dilutive stock options           79,722       151,510       148,257
                                       ----------    ----------    ----------
Average common shares - diluted         5,647,566     5,865,623     5,838,937
                                       ----------    ----------    ----------
